SHAREHOLDER SERVICES AGREEMENT


        AGREEMENT made as of September 23, 1993 between Bull Bear Funds I, Inc., a Maryland corporation ("Fund"), and Bull Bear Service Center, Inc. ("BBSC), a Delaware corporation.

        WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (1940 Act"); and

        WHEREAS, the Fund desires to retain BBSC to provide certain shareholder services for the Fund and each Series of shares now existing or as hereinafter may be established; and

        WHEREAS, as a convenience to the Fund and its shareholders BBSC is willing to furnish such services at cost and without a view to profit thereby;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Fund hereby appoints BBSC as agent to perform the services for the period and on the terms set forth in this Agreement. BBSC accepts such appointment and agrees to furnish the services herein set forth, in return for the reimbursement specified in paragraph 3 of this Agreement. BBSC agrees to comply with all relevant provisions of the 1940 Act and the Securities Exchange Act of 1934, as amended (1934 Act"), and applicable rules and regulations thereunder in performing such services.

2. Services and Duties of BBSC. BBSC shall be responsible for the following services relating to shareholders of the Fund ("Shareholders") : (a) assisting the transfer agent in receiving and responding to written and telephone
Shareholder inquiries concerning their accounts; (b) processing Shareholder telephone requests for transfers, purchases, redemptions, changes of address and similar matters; (c) assisting as necessary in proxy solicitation; (d) providing a service center for coordinating, researching and answering general inquiries, as well as those required by legal process, regarding Shareholder account data; and (e) administering and correcting Fund records as authorized by the Board of Directors of the Fund.

3. Reimbursement. For the performance of its obligations hereunder, the Fund will reimburse BBSC the actual costs incurred with respect thereto, including, without limitation, the following costs and all other expenses related to the performance of BBSC's obligations hereunder:

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(a)        benefits, payroll taxes, and search costs of BBSC personnel;
(b) telephone; (c) rent; (d) equipment, including telephone PBX, answering machine, call distributor, conversation recording machine and maintenance thereon; (e) blue sky registration and filing for BBSC and its registered representatives; (f) travel and meals; (g) mail, postage, and overnight delivery services; (h) allocated E&O and fidelity bond insurance;
  (i) publications, memberships, and subscriptions; (j) office supplies; (k) printing; (1) Shareholder service related training courses; and (m) corporate audit and franchise taxes. Such costs and expenses shall be allocated among the Fund and the other Bull & Bear Funds based on the relative number of open Shareholder accounts and other factors deemed appropriate by the Board of Directors of the Fund.

  4. Cooperation with Accountants. BBSC shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's semi-annual reports on Form N-SAR.

  5. Equipment Failures. In the event of failures beyond BBSC's control, BBSC shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

  6. Responsibility of BBSC. BBSC shall be under no duty to take any action on behalf of the Fund or any Series except as specifically set forth herein or as may be specifically agreed to by BBSC in writing. In the performance of its duties hereunder, BBSC shall be obligated to exercise care and diligence, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of BBSC or reckless disregard by BBSC of its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, in connection with its duties under this Agreement, BBSC shall not be liable for delays or errors occurring by reason of circumstances beyond BBSC's control, including acts of civil or military authorities, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

  7.  Indemnification.  The Fund agrees to indemnify  and hold harmless BBSC and
its  agents  from  all  taxes,  charges,  expenses,   assessments,   claims  and
liabilities including (without limitation) liabilities arising under the Securities Act of 1933, as amended, the 1934 Act and any state and foreign securities and blue sky laws and regulations, all as or to be amended from time

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to time,  and  expenses,  including  (without  limitation)  attorneys'  fees and disbursements arising directly or indirectly from any action or matter which BBSC takes or does or omits to take or do.

8. Duration and Termination. This Agreement shall continue until terminated by the Fund with respect to any or all Series thereof, or by BBSC. Termination of this Agreement with respect to any given Series shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Series.

9. Amendments. This Agreement or any part thereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

10. Miscellaneous. This Agreement embodies the entire contract and understanding between the parties hereto. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above written.


ATTEST:                                        BULL & BEAR FUNDS I, INC.


                                               By:
Fredda E. Ackerman                                     Mark C. Winmill
Secretary                                              Co-President



ATTEST:                                        BULL & BEAR SERVICE CENTER, INC.



                                               By:
Fredda E. Ackerman                                     Thomas B. Winmill
Secretary                                              Co-President




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